Exhibit 99.1

OPNET Announces Results for First Quarter of Fiscal 2008

Revenue of $23.3 million

Diluted earnings per share of $0.03

BETHESDA, MD—August 1, 2007—OPNET Technologies, Inc. (NASDAQ: OPNT), a leading provider of management software for networks and applications, today announced that quarterly revenue for the first fiscal quarter, ended June 30, 2007, was $23.3 million, compared to $22.6 million for the same quarter in the prior fiscal year. Earnings per share on a diluted basis for the first quarter of fiscal 2008 were $0.03, compared to $0.08 for the same quarter in the prior fiscal year.

Marc A. Cohen, OPNET’s Chairman and CEO, stated, “We are disappointed by the results for fiscal Q1. Fiscal Q1 historically has been the most challenging quarter for the Company to close deals. We encountered more deals with longer transaction processing time in both domestic and international accounts than we anticipated; however, transaction processing time associated with international accounts impacted us more than domestic accounts during the quarter. We do not believe our disappointing results are related to demand for our products, as our sales pipeline and customer demand for our products continues to be strong.”

Financial Highlights for the First Quarter of Fiscal 2008:

•

Grew revenue year-over-year 3.1% to $23.3 million from $22.6 million for the same quarter of fiscal 2007. Revenue for the quarter decreased sequentially 4.2% from $24.4 million for the fourth quarter of fiscal 2007.

•

License revenue decreased year-over-year by 15.9% to $8.7 million from $10.3 million for the same quarter of fiscal 2007. License revenue for the quarter decreased sequentially 18.8% from $10.7 million for the fourth quarter of fiscal 2007.

•	Ended the quarter with deferred revenue of $22 million, down sequentially from $23.3 million in the fourth quarter of fiscal 2007.

•

Gross profit decreased year-over-year to $17.5 million from $17.9 million for the same quarter of fiscal 2007. Gross profit decreased sequentially from $18.7 million in the fourth quarter of fiscal 2007.

•

Operating income decreased year-over-year to negative $59 thousand from $1.8 million for the same quarter of fiscal 2007. Operating income decreased sequentially from $1.4 million in the fourth quarter of fiscal 2007.

Second Quarter Fiscal Year 2008 Financial Outlook

OPNET currently expects fiscal 2008 second quarter revenue to be between $24.5 million and $26.5 million, and earnings per share to be between breakeven and $0.07. These estimates represent management’s current expectations about the Company’s future financial performance, based on information available at this time.

OPNET will hold an investor conference call on Wednesday, August 1, 2007 at 5:00pm EDT to review financial results for the first quarter of fiscal 2008.

To listen to the OPNET investor conference call:

•	Call 877-407-9205 in the U.S. or 201-689-8054 for international callers, or

•

Use the webcast at www.opnet.com, or at www.investorcalendar.com (click on OPNT under “VCalls by Date”). Investors are advised to go to the web site at least 15 minutes early to register, download, and install any necessary audio software.

To listen to the archived call:

•

Call the replay phone number at 877-660-6853 or 201-612-7415 for international callers. For replay, enter account # 286, conference ID # 248027. The replay will be available from 7:00 pm Eastern Time August 1st through 11:59 pm Eastern Time August 8th.

•	The webcast will be available at www.opnet.com or at www.investorcalendar.com, archived for seven days.

More detailed financial results for the first quarter of fiscal 2008 will be released after the market closes on Wednesday, August 1, 2007.

About OPNET Technologies, Inc.

Founded in 1986, OPNET Technologies, Inc. (NASDAQ:OPNT) is a leading provider of management software for networks and applications. For more information about OPNET and its products, visit www.opnet.com.

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OPNET and OPNET Technologies, Inc. are trademarks of OPNET Technologies, Inc. All other trademarks are the property of their respective owners.

Statements in this press release that are not purely historical facts may constitute forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. OPNET Technologies, Inc. (“OPNET”) assumes no obligation to update statements. Forward-looking statements, including comments concerning expected revenue for the second quarter of fiscal 2008, are predictions based upon information available to OPNET as of the date of this press release and involve risks and uncertainties; therefore, actual events or results may differ materially. For a discussion of risk factors, see OPNET’s reports, including its most recent 10-Q and 10-K, filed with the Securities & Exchange Commission.

OPNET and OPNET Technologies, Inc. are trademarks of OPNET Technologies, Inc. All other trademarks are the property of their respective owners.

Note to editors: The word OPNET is spelled with all upper-case letters.

OPNET Media Contact:	OPNET Investor Relations:
Margarita Castillo	Mel Wesley
OPNET Technologies, Inc.	OPNET Technologies, Inc.
(240) 497-3000	(240) 497-3000
Media@opnet.com	ir@opnet.com
www.opnet.com	www.opnet.com

OPNET TECHNOLOGIES, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

(unaudited)

	Three Months Ended June 30,
	2007	2006
Revenue:
New software licenses	$8,689	$10,326
Software license updates, technical support, and services	8,191	6,454
Professional services	6,452	5,852

Total revenue	23,332	22,632

Cost of revenue:
New software licenses	210	126
Software license updates, technical support, and services	1,168	707
Professional services	4,316	3,741
Amortization of acquired technology	164	191

Total cost of revenue	5,858	4,765

Gross profit	17,474	17,867

Operating expenses:
Research and development	6,185	5,216
Sales and marketing	8,647	8,063
General and administrative	2,701	2,768

Total operating expenses	17,533	16,047

(Loss) income from operations	(59)	1,820
Interest and other income, net	1,015	903

Income before provision for income taxes	956	2,723
Provision for income taxes	309	1,088

Net income	$647	$1,635

Basic net income per common share	$0.03	$0.08

Diluted net income per common share	$0.03	$0.08

Basic weighted average common shares outstanding	20,516	20,190

Diluted weighted average common shares outstanding	21,180	20,664

OPNET TECHNOLOGIES, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, except per share data)

(unaudited)

	June 30, 2007	March 31, 2007
ASSETS
Current assets:
Cash and cash equivalents	$35,961	$34,766
Marketable securities	60,465	56,615
Accounts receivable	14,357	21,604
Unbilled accounts receivable	4,027	3,696
Deferred income taxes, prepaid expenses and other current assets	3,871	4,366

Total current assets	118,681	121,047
Property and equipment, net	9,248	8,745
Intangible assets, net	734	899
Goodwill	14,639	14,639
Deferred income taxes and other assets	2,415	2,328

Total assets	$145,717	$147,658

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$522	$276
Accrued liabilities	7,636	8,321
Other income taxes	510	458
Deferred rent	221	210
Deferred revenue	21,222	22,414

Total current liabilities	30,111	31,679

Accrued liabilities	172	259
Deferred rent	1,935	1,956
Deferred revenue	795	893
Other income taxes	504	—

Total liabilities	33,517	34,787

Stockholders’ equity:
Common stock	27	27
Additional paid-in capital	87,234	86,881
Retained earnings	34,952	34,815
Accumulated other comprehensive income	356	394
Treasury stock, at cost	(10,369)	(9,246)

Total stockholders’ equity	112,200	112,871

Total liabilities and stockholders’ equity	$145,717	$147,658